Exhibit 99.1

TCPI is Evaluating Claims Filed on February 26th, 2015

AURORA, Ohio, Feb. 27, 2015 – TCP International Holdings Ltd. (TCPI) today announced that claims were filed in Cuyahoga County, Ohio against the company and its CEO, Ellis Yan, alleging misconduct by the CEO and related matters.  TCPI is currently in the process of evaluating these claims and intends to vigorously defend itself.

About TCP
TCP is a leading global manufacturer and distributor of energy efficient lighting technologies. TCP's extensive product offerings include LED and CFL lamps and fixtures, internet-based lighting control solutions and other energy efficient lighting products. TCP has the largest combined number of LED and CFL ENERGY STAR® compliant lighting products. TCP was named a 2014 ENERGY STAR® Partner of the Year by the U.S. Environmental Protection Agency.  TCP's products are currently offered through thousands of retail and C&I distributors. Since TCP's inception, it has sold more than one billion energy efficient lighting products.  For more information, visit http://www.tcpi.com.